EXHIBIT 1

                           MINUTES OF A MEETING OF THE
               BOARD OF DIRECTORS OF LEGALPLAY ENTERTAINMENT INC.
                      HELD ON THE 8th DAY OF FEBRUARY, 2005


The following resolutions were passed by the Board of Directors of LegalPlay Entertainment Inc. (the "Corporation") having been consented to and adopted in writing by all the Directors of the Corporation as at February 8, 2005.

WHEREAS the undersigned are Directors of LegalPlay Entertainment Inc., a Florida company, and they desire to take the action hereinafter set forth without a duly called meeting of the Directors.

NOW THEREFORE the undersigned hereby adopts the following resolutions, which shall have the same force and effect as if adopted at a duly called meeting of the Directors:

BE IT RESOLVED that the Corporation has decided to terminate the services of Pannell Kerr Forster Chartered Accountants of Vancouver, Canada to perform the audit of the Corporation's financial statements. This decision is in no way based on their performance or services provided to date.

AND BE IT FURTHER RESOLVED that the Corporation has retained the services of Amisano Hanson Chartered Accountants to audit the Corporation's 2004 financial statements.

AND BE IT FURTHER RESOLVED that the Corporation will continue to use the services of Amisano Hanson until resolved otherwise.

EFFECTIVE this 8th day of February, 2005


/s/ Cecil Morris
----------------------------------------
Cecil Morris, Director


/s/ Gregory Cathcart
----------------------------------------
Gregory Cathcart, Director




Accepted for filing in the Corporation's
records this 8th day of February, 2005.          /s/ Gregory Cathcart
                                                 -------------------------------
                                                 Gregory Cathcart, President


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